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                                                                  EXHIBIT-10.3.1


South Bay Commercial Banking Office #1487
101 Park Center Plaza
San Jose, CA 95113

April 26, 2001

Peter Eidelman, Treasurer/Chief Financial Officer
Sunrise Telecom, Inc.
22 Great Oaks Boulevard
San Jose, CA 95119

Dear Mr. Eidelman:

Bank of America, N.A. has extended the availability period for your line of credit documented by the Business Loan Agreement dated May 22, 2000, (including any previous amendments, the "Agreement"). The availability period shall now expire on August 1, 2001.

This extension shall not constitute a commitment to extend the availability period beyond the case specified above. All other terms and conditions of the Agreement shall remain in full force and effect.

Please feel free to call me at (408) 277-7063 if you have any questions.



Bank of America, N.A.

/s/ Lakshmi Wolterding
------------------------------
By:    Lakshmi Wolterding
Title: Vice President